Exhibit 99.1

NEWS RELEASE

Travelers Announces Second Amendment and Extension

of its Consent Solicitation Relating to its

6.75% Senior Notes due 2036

and Extension of its Tender Offer for its

6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067

NEW YORK, Nov. 5, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) announced today that it has amended and extended its pending solicitation of consents (the “Consent Solicitation”) from holders of its 6.75% Senior Notes due 2036 (the “Covered Debt”).  The purpose of the Consent Solicitation is to terminate a replacement capital covenant with respect to its 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Subordinated Debentures”). The Consent Solicitation was previously amended and extended on November 4, 2010.  Travelers also announced that, as of 5:00 p.m., New York City time, on November 5, 2010 (the “Consent Date”), it has received consents from a majority of the Holders of the Covered Debt to terminate the replacement capital covenant.

The amendments to the Consent Solicitation have revised the timing of the consent payment.  Holders of Covered Debt as to which a consent was validly delivered and not validly withdrawn before the Consent Date will receive the consent payment with respect to such consents on November 8, 2010 (the “Initial Payment Date”).  Travelers will execute a termination of the replacement capital covenant and terminate the replacement capital covenant at the Initial Payment Date.  Holders of Covered Debt as to which a consent is validly delivered following the Consent Date but before the expiration of the Consent Solicitation will receive the consent payment with respect to such consents promptly following the expiration of the Consent Solicitation.  The expiration of the Consent Solicitation has been extended to 5:00 p.m., New York City time, on November 12, 2010, unless further extended by Travelers in its sole discretion.

Travelers also announced today that it has extended its pending offer to purchase for cash (the “Tender Offer”) any and all of its $1.0 billion in outstanding Subordinated Debentures. The expiration of the Tender Offer has been extended to 5:00 p.m., New York City time, on November 8, 2010, unless earlier terminated or further extended by Travelers in its sole discretion. As of 5:00 p.m., New York City time, on November 5, 2010, approximately $660,933,000 in aggregate principal amount of Subordinated Debentures had been validly tendered and not validly withdrawn pursuant to the Tender Offer.

For a complete statement of the terms and conditions of the Consent Solicitation, holders of the Covered Debt should refer to the Consent Solicitation Statement dated October 27, 2010, as well as the earlier amendment to the Consent Solicitation announced November 4, 2010.

Copies of the Consent Solicitation Statement and the Letter of Consent may be obtained by holders from the Information Agent, Global Bondholder Services Corporation, at (866) 857-2200.

For a complete statement of the terms and conditions of the Tender Offer, holders of the Subordinated Debentures should refer to the Offer to Purchase dated October 27, 2010. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained by holders from the Information Agent, Global Bondholder Services Corporation, at (866) 857-2200.

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation and the Dealer Manager for the Tender Offer.  Questions may be directed to BofA Merrill Lynch, at (866) 292-0070 (toll-free) or (980) 683-3215 (collect).

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release, under the heading “Risk Factors” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About Travelers

The Travelers Companies, Inc. is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

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CONTACTS

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902